Schedule 13G                                      Page _____ of _____ Pages
                                                          1       11







                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. ___)*
                                                 32







                          MCCORMICK & COMPANY, INCORPORATED
                 ___________________________________________________
                                  (Name of Issuer)


                                    COMMON SHARES
                 ___________________________________________________
                           (Title of Class of Securities)


                                      579780206
                 ___________________________________________________
                                   (Cusip Number)
                                     12/31/2019
                 ___________________________________________________
               (Date of Event Which Requires Filing of this Statement)



 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

 [X] Rule 13d-1(b)
 [ ] Rule 13d-1(c)
 [ ] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
 Schedule 13G                                      Page _____ of _____ Pages
                                                          2       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Mutual Automobile Insurance Company 37-0533100
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 4,602,272
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 33,257
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 4,602,272
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 33,257
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 4,635,529
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 3.75  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          3       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life Insurance Company 37-0533090
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 237,800
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 7,441
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 237,800
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 7,441
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 245,241
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.20  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          4       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Life & Accident Assurance Company 37-0805091
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power:
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 303
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power:
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 303
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 303
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.00  %
___________________________________________________
12.  Type of Reporting Person: IC
 Schedule 13G                                      Page _____ of _____ Pages
                                                          5       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Fire and Casualty Company 37-0533080
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 285,728
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 6,871
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 285,728
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 6,871
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 292,599
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.23  %
___________________________________________________
12.  Type of Reporting Person: IC

 Schedule 13G                                      Page _____ of _____ Pages
                                                          6       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Investment Management Corp.
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Delaware
___________________________________________________
 Number of    5.  Sole Voting Power: 428,600
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 0
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 428,600
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 0
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 428,600
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 0.35  %
___________________________________________________
12.  Type of Reporting Person: IA

 Schedule 13G                                      Page _____ of _____ Pages
                                                          7       11

CUSIP No. ___579780206           ___
___________________________________________________
 1.  Name of Reporting Person and I.R.S. Identification No.:
     State Farm Insurance Companies Employee Retirement Trust 36-6042145
___________________________________________________
 2.  Check the appropriate box if a Member of a Group
     (a) _____
     (b) __X__
___________________________________________________
 3.  SEC USE ONLY:
___________________________________________________
 4.  Citizenship or Place of Organization: Illinois
___________________________________________________
 Number of    5.  Sole Voting Power: 3,232,000
 Shares       ___________________________________________________
 Beneficially 6.  Shared Voting Power: 5,656
 Owned by     ___________________________________________________
 Each         7.  Sole Dispositive Power: 3,232,000
 Reporting    ___________________________________________________
 Person With  8.  Shared Dispositive Power: 5,656
___________________________________________________
 9.  Aggregate Amount Beneficially Owned by each Reporting Person: 3,237,656
___________________________________________________
10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: ____
___________________________________________________
11.  Percent of Class Represented by Amount in Row 9: 2.62  %
___________________________________________________
12.  Type of Reporting Person: EP

 Schedule 13G                                      Page _____ of _____ Pages
                                                          8       11



Item 1(a) and (b).  Name and Address of Issuer & Principal Executive Offices:
                    _________________________________________________________
                   MCCORMICK & COMPANY, INCORPORATED
                   24 SCHILLING ROAD
                   SUITE 1
                   HUNT VALLEY,  MD  21031

Item 2(a).  Name of Person Filing: State Farm Mutual Automobile Insurance
            _____________________
                                   Company and related entities; See Item 8 and Exhibit A

Item 2(b).  Address of Principal Business Office: One State Farm Plaza
            ____________________________________
                                                  Bloomington, IL 61710

Item 2(c).  Citizenship: United States
            ___________

Item 2(d) and (e).  Title of Class of Securities and Cusip Number: See above.
                    _____________________________________________

Item 3.  This Schedule is being filed, in accordance with 240.13d-1(b).
         _____________________________________________________________
         See Exhibit A attached.

Item 4(a).  Amount Beneficially Owned: 8,839,928 shares
            _________________________

Item 4(b).  Percent of Class: 7.15 percent pursuant to Rule 13d-3(d)(1).
            ________________

Item 4(c).  Number of shares as to which such person has:
            ____________________________________________
           (i) Sole Power to vote or to direct the vote:8,786,400
           (ii) Shared power to vote or to direct the vote:53,528
           (iii) Sole Power to dispose or to direct disposition of:8,786,400
           (iv) Shared Power to dispose or to direct disposition of:53,528

Item 5.  Ownership of Five Percent or less of a Class: Not Applicable.
         ____________________________________________

Item 6.  Ownership of More than Five Percent on Behalf of Another Person: N/A
         _______________________________________________________________

Item 7.  Identification and Classification of the Subsidiary Which Acquired
         __________________________________________________________________
         the Security being Reported on by the Parent Holding Company: N/A
         ______________________________________________________________

Item 8.  Identification and Classification of Members of the Group:
         _________________________________________________________
         See Exhibit A attached.

Item 9.  Notice of Dissolution of Group:  N/A
         ______________________________
 Schedule 13G                                      Page _____ of _____ Pages
                                                          9       11



  Item 10. Certification. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      Signature
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



              02/07/2020                   STATE FARM MUTUAL AUTOMOBILE
  _________________________________
                 Date                        INSURANCE COMPANY

                                           STATE FARM LIFE INSURANCE COMPANY

                                           STATE FARM LIFE AND ACCIDENT
                                             ASSURANCE COMPANY

  STATE FARM INSURANCE COMPANIES           STATE FARM FIRE AND CASUALTY
    EMPLOYEE RETIREMENT TRUST                COMPANY

                                           STATE FARM INVESTMENT MANAGEMENT
                                             CORP.

                                           STATE FARM ASSOCIATES FUNDS
                                             TRUST - STATE FARM GROWTH FUND

                                           STATE FARM ASSOCIATES FUNDS
                                             TRUST - STATE FARM BALANCED
                                             FUND







        /s/ Paul N. Eckley
  _________________________________                /s/ Paul N. Eckley10
                                           _________________________________
     Paul N. Eckley, Fiduciary of            Paul N. Eckley, Vice President
          each of the above                       of each of the above
 Schedule 13G                                      Page _____ of _____ Pages
                                                          10      11

                            EXHIBIT A


This Exhibit lists the entities affiliated with State Farm Mutual
Automobile Insurance Company ("Auto Company") which might be deemed to constitute a "group" with regard to the ownership of shares reported herein.

Auto Company, an Illinois-domiciled insurance company, is the parent company of multiple wholly owned insurance company subsidiaries, including State Farm Life Insurance Company, and State Farm Fire and Casualty Company. Auto Company is also the parent company of State Farm Investment Management Corp.. ("SFIMC"), which is a registered transfer agent under the Securities Exchange Act of 1934 and a registered investment advisor under the Invest Advisors Act of 1940. SFIMC serves as transfer agent and investment advisor to State Farm Associates' Fund Trust, a Delaware Business Trust that is a registered investment company under the Investment Company Act of 1940. Auto Company also sponsors a qualified retirement plan for the benefit of its employees, which plan is named the State Farm Insurance Companies Employee Retirement Trust.

As part of its corporate structure, Auto Company has established an Investment Department. The Investment Department is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each person that has joined in filing this Schedule 13G. Moreover, the Investment Department is responsible for voting proxies or overseeing the voting of proxies related to issuers the shares of which are held by one or more entities that have joined in the filing of this report. Each insurance company included in this report and SFIMC have established an Investment Committee that oversees the activities of the Investment Department in managing the firm's assets. The Trustees of the Qualified Plans perform a similar role in overseeing the investment of each plan's assets.

Pursuant to Rule 13d-4 each person listed in the table below expressly disclaims "beneficial ownership" as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group".


 Schedule 13G                                      Page _____ of _____ Pages
                                                         11       11


                                                               Number of
                                                              Shares based
                                             Classification   on Proceeds
Name                                          Under Item 3      of Sale
____                                         ______________   ____________

State Farm Mutual Automobile Insurance Company   IC         4,635,529 shares
State Farm Life Insurance Company                IC           345,241 shares
State Farm Life and Accident Assurance Company   IV               303 shares
State Farm Fire and Casualty Company             IC           292,599 shares
State Farm Investment Management Corp.           IA                 0 shares
State Farm Associates Funds Trust - State
    Farm Growth Fund                             IV           428,600 shares
State Farm Associates Funds Trust - State
    Farm Balanced Fund                           IV                 0 shares
State Farm Insurance Companies Employee
    Retirement Trust                             EP         3,237,656 shares
                                                    -----------------
                                                            8,839,928 shares